UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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SELECT COMFORT CORPORATION
(Name of Registrant as Specified in Its Charter)

BLUE CLAY CAPITAL PARTNERS CO III LP BLUE CLAY CAPITAL MASTER FUND LTD BLUE CLAY CAPITAL MANAGEMENT, LLC GARY S. KOHLER BRIAN R. DURST ADAM J. WRIGHT BRIAN A. SPALY
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Blue Clay Capital Management, LLC, together with the other the participants named herein (collectively, “Blue Clay”), has filed a definitive proxy statement with the Securities and Exchange Commission and an accompanying BLUE proxy card to be used to solicit votes for the election of Blue Clay’s slate of two highly-qualified director nominees to the Board of Directors of Select Comfort Corporation, a Minnesota corporation (the “Company”), at the Company’s upcoming 2015 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 1, 2015, Blue Clay issued the following press release:

BLUE CLAY ISSUES OPEN LETTER TO SHAREHOLDERS OF SELECT COMFORT CORPORATION

Urges Shareholders to Hold the Board Accountable for the Company’s Long-Term Financial Deterioration and Destruction of Shareholder Value

Cautions Shareholders Not to be Misled by Short-Term Fluctuations in Results or Recent Changes Implemented After Blue Clay Nominated Directors

Calls Upon All Shareholders to Vote the BLUE Proxy Card Today to Elect Blue Clay Nominees Brian A. Spaly and Adam J. Wright at 2015 Annual Meeting

Minneapolis, MN – May 1, 2015 – Blue Clay Capital Management, LLC (together with its affiliates and other participants in its solicitation, “Blue Clay”), beneficial owners of 1,053,435 shares of common stock of Select Comfort Corporation (NASDAQ: SCSS) (“Select Comfort” or the “Company”), today issued an open letter to shareholders of Select Comfort urging them to hold the Board of Directors, which has an excessive median tenure of 9.8 years, accountable for the Company’s long-term financial deterioration and destruction of shareholder value, and elect Blue Clay’s two highly-qualified nominees, Brian A. Spaly and Adam J. Wright, to the Board at the upcoming 2015 Annual Meeting.  The full text of the letter, which can also be accessed at https://okapivote.com/selectcomfort, is included below:

Dear Fellow Shareholders of Select Comfort Corporation:

As a fellow shareholder, the interests of Blue Clay Capital Management, LLC (together with its affiliates, “Blue Clay”) are fully aligned with yours in maximizing the value of your shares of Select Comfort Corporation (“Select Comfort” or the “Company”).  We have nominated two highly-qualified candidates, Brian A. Spaly and Adam J. Wright, for election to the Company’s Board of Directors (the “Board”) at its upcoming Annual Meeting, scheduled to be held on May 22, 2015, because we believe the current Board, with an excessive median tenure of 9.8 years, needs to be held accountable for the Company’s long-term financial deterioration.

The Board and management do not want you to consider the long-term annihilation of value that has occurred under their watch.  Do not be misled by the Company’s focus on short-term results.  What the Company isn’t telling you is that its benchmark for comparison is its dismal 2014 first quarter results and that its forecasted 2015 earnings per share (EPS) of $1.35 is below its actual 2012 EPS of $1.37.  The plain and simple truth is, had the Company met its stated performance objectives and had the Board not made horrendous capital allocation decisions that not only once, but twice took the Company’s stock to nearly zero, the Select Comfort stock you are holding would be worth far more than it is today.  We urge you to review our investor presentation, which you can find at https://okapivote.com/selectcomfort, to see how the Board’s numerous missteps over the years have destroyed value for shareholders.

WE URGE YOU TO VOTE THE BLUE PROXY CARD TODAY TO SUPPORT DESPERATELY NEEDED CHANGE AT SELECT COMFORT

The Company’s History of Broken Promises and Long-Term Financial Deterioration

Do not be deceived by the Company’s narrow focus on its results from a single quarter.  The long-term track record of the Board, which includes two directors with tenures of over 20 years and three other directors who have served more than nine years, tells a far different story.  Consider the following failures to achieve stated performance goals and the severe financial deterioration that have occurred during the tenure of CEO Shelly Ibach and under the watch of the current Board:(1)

•
In May 2012, the Company confidently predicted its operating margins would expand to greater than 15% by 2015.  Since then, operating margins have plummeted over 34% from 13.4% in 2012 to a paltry 8.8% at the end of 2014

•	Operating income has declined as operating expenses have increased over 48%. G&A expenses have increased over 42% and advertising expenses have grown over 53%

•	The Company has spent more than $195 million on capital expenditures, but has only 83 new stores to show for it

•
The Company’s significant increases in capital expenditures and operating expenses have failed to generate acceptable returns for shareholders, as return on invested capital (ROIC) has decreased 28.9% (or an even more precipitous decline of 35.4% excluding the Company’s cash balance)

•
The Company had stated it would penetrate 13 markets, representing one-third of the U.S. mattress market, by 2014, but opened stores in only 9 of the 13 key metro areas it had identified.  Due largely to disastrous capital allocation decisions by the Board, the Company now has fewer stores than it did seven years ago

•	The Company has repeatedly missed its EPS guidance issued in 2012, including EPS shortfalls of 34.8% and 37.1% in 2013 and 2014, respectively

We believe it’s instructive to put into perspective the Company’s recently announced EPS guidance by comparing it to the Company’s 2015 EPS guidance of $2.79 from May 2012.(2)  Not only is the Company’s recent 2015 forecast of $1.35 per share nearly 50% below this prior guidance, its EPS target of $2.75 per share for 2019 is also lower than the guidance it had previously issued – for 2015!

We believe the rosy predictions now emanating from the Company need to be viewed in light of its repeated failures to meet its stated performance objectives and execute on its business plan.  Ask yourself:  Given the Board’s and management’s long-term track records of mismanagement, do you believe the Company will achieve its future goals?  In our view, absent immediate change on the Board, the answer is clearly no.

Change is Needed on the Board to Reverse Historical Trends and Lead the Company Into the Future – Vote the BLUE Proxy Card Today!

(1) Period presented is LTM March 2012 through December 31, 2014.
(2) Source: Company’s May 2012 guidance of $225mm+ EBIT and Wall Street consensus estimates for 2015.

We believe the current Board is stale and entrenched, and that incumbents Stephen Gulis, who has been a director for nearly 10 years, and Brenda Lauderback, who has served on the Board over 11 years, are not the right fit for the Company moving forward.  The mattress industry and the Company’s competitors are continually evolving, and the Company will face new challenges and opportunities that we believe these directors are neither capable of anticipating nor qualified to address.  Consider the following:

Incumbent:	Stephen Gulis	Brenda Lauderback
Tenure:	Has been on the Board for nearly 10 years, since 2005	Has served as a director for over 11 years, starting in 2004
Occupation:	A retired footwear executive – on a Board with a total of four current or former footwear executives	A former footwear executive whose bio indicates she has been retired since 1998
Interlocks:	Previously worked at Wolverine World Wide, where incumbents Ms. Lauderback and Mr. Kollat serve on the board	The most interlocked of all directors, which we believe compromises her independence:
➢ Serves on the board of Wolverine World Wide
➢ Overlapped for more than 10 years with CEO Shelly Ibach at the Dayton Hudson Corporation (now Target Corp.) family of companies
➢ Her former employer, Nine West Group, now employs incumbent Kathleen Nedorostek
Lack of Alignment with Shareholders:	Has purchased only 1,125 shares of the Company’s stock on the open market	Has been a net seller of the Company’s shares, having purchased 15,377 shares on the open market and sold 23,939 shares
Alleged Expertise:
The Company claims he has “significant experience in information systems implementations.”  Yet during his tenure, the Company aborted a prior ERP system upgrade, leading to a $27.6 million write-off, and has now sunk over $100 million into its new ERP system, without any quantified expected return on this investment

The Company claims she has “directly relevant retail executive management experience.”  Ms. Lauderback retired in 1998.  We seriously question whether the experience she gained in the 1980s and 1990s is relevant in today’s world or the Company’s changing industry

Capital Allocation	➢	Under their stewardship, the Company’s stock price declined 99.3% from its 2006 high of $27.72 to $0.19 in 2008
Track Record	➢
Since its IPO, the Company has raised $46 million by selling 33.1 million shares at an average price of $1.39 per share vs. spending $412 million repurchasing 24.1 million shares at an average price of $17.06 per share.  Shareholders have been diluted by 58% as a result of forced capital raises

	➢	The Board has missed numerous opportunities to buy back shares at attractive valuations by rigidly repurchasing a fixed dollar amount each quarter

In contrast, we believe our nominees bring fresh perspectives and are far more qualified than the incumbent nominees to avoid repeats of the Board’s past mistakes, position the Company for future long-term growth, and help Select Comfort realize its full potential for the benefit of all shareholders:

BLUE CLAY NOMINEE – BRIAN A. SPALY

•
An experienced CEO with noted public success as Founder and Chief Executive Officer of Trunk Club, Inc., an innovative apparel retailer.  Trunk Club was recently acquired by Nordstrom for $350 million due to its tremendous success disrupting the traditional bricks-and-mortar model of the retail industry

•	Remains CEO of Trunk Club in addition to playing a significant role in Nordstrom’s corporate development activities

•	Founder of Bonobos, Inc., an e-commerce driven men’s apparel company named one of America’s 50 hottest brands by Ad Age in 2009

•	Extensive expertise in retail, sales and marketing, brand-building and customer acquisition

•	Featured as part of keynote program in Salesforce.com’s customer company tour with CEO Marc Benioff

•	Featured by Porsche as a stand-out entrepreneur in its “There is No Substitute” brand campaign

•
Expertise in the convergence of online and offline retail would greatly benefit the Company as it competes with newer market entrants, such as Casper, Saatva and Tuft & Needle, primarily focused on an online platform

•	MBA from the Stanford Graduate School of Business and AB from Princeton University

BLUE CLAY NOMINEE – ADAM J. WRIGHT

•	Founding Principal, Managing Partner and Senior Analyst of Blue Clay Capital Management, an investment firm focused on small- and mid-cap publicly traded companies

•	Serves as a director of Famous Dave’s of America, Inc. (NASDAQ: DAVE), which develops, operates and franchises barbecue restaurants; Chair of Corporate Governance and Nominating Committee

•	Prior to founding Blue Clay Capital Management, served as a Senior Fundamental Analyst with Whitebox Advisors, LLC, an SEC-registered investment adviser

•	Extensive experience in corporate development at UnitedHealth Group, assisting in more than a dozen transactions totaling over $15 billion in value, and investment banking at Goldman Sachs

•	Strong financial and investment background, which we believe is sorely lacking on the current Board as evidenced by its destructive capital allocation decisions

•	MBA from the Stanford Graduate School of Business and BA from Dartmouth College

Do Not be Deceived by the Company’s Recent Changes or Short-Term Results

The Board may try to take credit for short-term aberrations in the Company’s results or recent changes it has implemented, but we believe it would be a serious mistake for shareholders to be lulled into a false sense of security.  The Board’s reactionary changes, including its investor outreach, increased store target and new focus on ROIC, are mere window dressing and were implemented only after we surfaced, raising serious doubt that the current directors will push for substantive reform without the oversight of our shareholder representatives on the Board.  We strongly believe that the new insight, fresh perspectives and commitment to maximizing shareholder value that our nominees would bring to the Board are critical so that the Company does not continue its historical pattern of missed earnings guidance, financial deterioration and destruction of long-term shareholder value.

PLEASE SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD TODAY

Your vote at the Annual Meeting is extremely important to the long-term future of your Company and the value of your investment.  We urge you to vote the BLUE proxy card today to support the efforts of Blue Clay and its two highly-qualified nominees to protect and advance the best interests of all Select Comfort shareholders.  If you have any questions, require assistance with voting your BLUE proxy card, or need additional copies of our proxy materials, please contact our proxy solicitor, Okapi Partners LLC, toll-free at (855) 208-8902 or by e-mail at info@okapipartners.com.  You can also find more information, including our proxy statement, letters to shareholders and investor presentation, by clicking on https://okapivote.com/selectcomfort.

Sincerely,

/s/ Gary S. Kohler

Gary S. Kohler
Blue Clay Capital Management, LLC

About Blue Clay Capital Management:

Blue Clay Capital Management is an alternative investment management firm with an experienced team focused on small- and mid-cap publicly-traded securities.  With a focus on capital preservation and through our fundamental and long-term investment approach, Blue Clay aims to deliver superior absolute results.  The firm is located in Minneapolis, Minnesota and was founded in 2011 by Gary Kohler, Adam Wright and Brian Durst.

Investor Contact:
Fred Steiner
Blue Clay Capital Management
(612) 200-1748

Okapi Partners
Bruce H. Goldfarb/Charles Garske
(212) 297-0720
(855) 208-8902 (Toll-Free)

 If you have any questions, require assistance with voting your BLUE proxy card, or need additional copies of the proxy materials, please contact our proxy solicitor, Okapi Partners LLC, at (855) 208-8902.